Exhibit 10.3

AMENDED AND RESTATED SECURITY AGREEMENT

This Amended and Restated Security Agreement, dated as of December 16, 2015 (this “Security Agreement”), is made by and among Determine, Inc., a Delaware corporation formerly known as Selectica, Inc. (“Grantor”), Lloyd I. Miller, III as “Lenders’ Agent,” and the parties listed on the signature pages hereto (each a “Lender” or “Secured Party” and, collectively, the “Lenders” or “Secured Parties”).

RECITALS

A.     Certain of the Secured Parties (the “Existing Lenders”) are parties to that certain Security Agreement, dated as of March 11, 2015 (the “Prior Agreement”), with Grantor, entered into in connection with the sale and issuance by Grantor of Junior Secured Convertible Promissory Notes, dated March 11, 2015, to the Existing Lenders in the aggregate principal amount of $3 million (the “Existing Loans”).

B.     Each Secured Party has agreed to make certain additional loans to Grantor pursuant to that certain Junior Secured Convertible Note Purchase Agreement, dated as of December 16, 2015, by and among Grantor and the Secured Parties (as the same may from time to time be amended, modified or supplemented or restated, the “Additional Purchase Agreement”), such advances and financial accommodation being referred to herein as the “Additional Loans” and, together with the Existing Loans, the “Loans.”

C.     In order to induce the Secured Parties to make the Additional Loans under the Additional Purchase Agreement, the Company and the Existing Lenders desire to amend and restate the Prior Agreement to add such Additional Loans as secured obligations hereunder, as more fully set forth below.

D.     Each Secured Party acknowledges that the security interest granted hereunder will, upon perfection thereof, be a second priority lien on the subject assets and that the rights of the Lenders’ Agent and Secured Parties will in all respects be subject to the first priority security position granted to Western Alliance Bank, as successor in interest to Bridge Bank, National Association (“Bank”) under that certain Amended and Restated Business Financing Agreement, dated as of July 25, 2014, as amended (the “Senior Credit Facility”), between Grantor and Bank, and the Amended and Restated Subordination Agreement to be executed and delivered by Lenders’ Agent in favor of Bank simultaneously herewith.

E.     Each Secured Party is willing to make the Additional Loans to Grantor, and consents to execution and delivery by Lenders’ Agent of the Amended and Restated Subordination Agreement, but only upon the condition, among others, that Grantor shall have granted the security interest set forth herein and executed and delivered to such Secured Party this Security Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Secured Parties to make the Additional Loans under the Additional Purchase Agreement, the Prior Agreement is hereby amended and restated as set forth herein, and the parties hereby represent, warrant, covenant and agree as follows:

1.     DEFINED TERMS. When used in this Security Agreement the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural forms of the terms defined). Any other capitalized term used in this Security Agreement but not defined herein shall have the meaning ascribed to it under the Purchase Agreements.

“Bankruptcy Code” means Title XI of the United States Code.

“Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.

“Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

“Copyright License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.

“Copyrights” means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Grantor) by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, Australia, any State or Province thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Grantor) or acquired by Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

“Event of Default” has the meaning set forth in the Notes.

“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

“Lenders’ Agent” means Lloyd I. Miller, III.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.

“Lien” has the meaning set forth in the Purchase Agreements.

“Loan Documents” means the Purchase Agreements, the Notes, this Security Agreement and the Subordination Agreement.

“Loans” means the Existing Loans and the Additional Loans.

“Notes” means, collectively, the Junior Secured Convertible Promissory Notes issued under the Purchase Agreements evidencing the Loans.

“Patent License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Grantor is the licensee or the licensor thereunder).

“Patents” means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States, Australia or any other country, all registrations and recordings thereof and all applications for letters patent of the United States, Australia or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

“Permitted Lien” means: (i) any liens arising under Grantor’s Senior Credit Facility; (ii) purchase money security interests to secure purchase money indebtedness of Grantor, so long as such security interests arise or are created (A) in the ordinary course of business and consistent with past practices and (B) substantially contemporaneously with the purchase or acquisition by Grantor of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by Grantor to enable Grantor to so purchase or acquire such property or assets, and no other indebtedness, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of Grantor; (iii) any liens arising in connection with capital leases or equipment financing arrangements of Grantor; (iv) liens acquired with liabilities assumed by Grantor in connection with acquisitions of existing businesses, business divisions, or assets, in whole or in part after the date hereof; (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; (vi) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding liens arising under ERISA), provided that no enforcement proceedings in respect of such liens are pending and provisions have been made for the payment of such liens on the books of such person as may be required by generally accepted accounting principles; (vii) liens of an immaterial nature for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (viii) licenses or sublicenses granted to others in the ordinary course of business if such are otherwise permitted hereunder and do not interfere in any material respect with Grantor’s business; and (ix) (A) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (B) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations;

provided, however, that, notwithstanding the foregoing, and only following the date that all Senior Debt (as defined in the Subordination Agreement) has been paid in full in cash and Bank’s obligation to lend under the Senior Credit Facility has terminated, a Permitted Lien shall not include any lien, encumbrance or other interest which would cause, or could reasonably be expected to cause, a Material Adverse Effect.

“Prior Purchase Agreement” means that certain Junior Secured Convertible Note Purchase Agreement, dated as of March 11, 2015, by and among Grantor and the Existing Lenders.

“Pro Rata” means, as to any Secured Party at any time, the percentage equivalent at such time of such Secured Party’s aggregate unpaid principal amount of Loans, divided by the combined aggregate unpaid principal amount of all Loans of all Secured Parties.

“Purchase Agreements” means, together, the Additional Purchase Agreement and the Prior Purchase Agreement.

“Secured Obligations” means (a) the obligation of Grantor to repay the Secured Parties all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy) the Loans and (b) the obligation of Grantor to pay any fees, costs and expenses of the Secured Parties under Section 6(b) hereof or pursuant to any other provision of a Loan Document.

“Trademark License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).

“Trademarks” means any of the following in which Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or any other country (collectively, the “Marks”); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 became effective in the State of California); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account” (including health-care-insurance receivables), “Account Grantor”, “Chattel Paper” (including tangible and electronic chattel paper), “Commercial Tort Claims”, “Commodity Account”, “Deposit Account”, “Documents”, “Equipment” (including all accessions and additions thereto), “Fixtures”, “General Intangibles” (including payment intangibles and software), “Instrument”, “Inventory” (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), “Investment Property” (including securities and securities entitlements), “Letter-of-Credit Right” (whether or not the letter of credit is evidenced by a writing), “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Securities Account”, and “Supporting Obligations”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

2.     GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by conversion, acceleration or otherwise) of all the Secured Obligations and to induce the Secured Parties to cause the Additional Loans to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Lenders’ Agent for the benefit of the Secured Parties, and hereby grants to the Lenders’ Agent for the benefit of Secured Parties, a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the “Collateral”), subject to the first-position rights of Bank under the Senior Credit Facility and the Subordination Agreement:

(a)     All Accounts of Grantor;

(b)     All Chattel Paper of Grantor;

(c)     All Commercial Tort Claims of Grantor;

(d)     All Contracts of Grantor;

(e)     All Deposit Accounts of Grantor;

(f)     All Documents of Grantor;

(g)     All Equipment of Grantor;

(h)     All Fixtures of Grantor;

(i)     All General Intangibles of Grantor, including, without limitation, Payment Intangibles, all Intellectual Property, Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

(j)     All Instruments of Grantor, including, without limitation, Promissory Notes;

(k)     All Inventory of Grantor;

(l)     All Investment Property of Grantor;

(m)     All Letter-of Credit Rights of Grantor;

(n)     All Supporting Obligations of Grantor;

(o)     All property of Grantor held by any Secured Party, or any other party for whom any Secured Party is acting as agent hereunder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to any Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;

(p)     All other goods and personal property of Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor;

(q)     All of the Grantor’s books and records including ledgers, federal and state tax returns, records regarding the Grantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; and

(r)     To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

3.     PLEDGE OF SUBSIDIARIES. In addition, and without limiting any other rights of the Secured Parties pursuant to this Security Agreement, to secure the prompt payment and satisfaction of the Notes, all obligations and liabilities of Grantor under the Purchase Agreements and all interest, reasonable costs and expenses, and reasonable attorneys’ fees which may be made or incurred by the Lender in the disbursement, administration, and collection of such amounts, following the written demand of the Lender, Grantor shall pledge, assign and grant a security interest to the Lender in all of Grantor’s right, title and interest to the equity securities of each of the subsidiaries of Grantor (and any subsidiary of Grantor acquired after the date hereof), which are set forth on SCHEDULE A, as the same shall be amended from time to time (each a “Subsidiary” and, collectively, the “Subsidiaries”), including all attendant rights in equity, economic, voting or otherwise, together with all distributions of capital, income, cash-flow, profits and all other fees and payments of any nature whatsoever arising from said interest(s) and any interest on any of the foregoing and all fees, accounts, contract rights, claims, advances and loans payable to Grantor by any Subsidiary, and all collateral therefor, and all proceeds of the foregoing, which, collectively, shall be incorporated into the Collateral; provided, however, that Grantor may not pledge, assign or grant such right, title and interest to the equity securities of the Subsidiaries to the Lenders until after all Senior Debt has been paid in full in cash and Bank’s obligation to lend under the Senior Credit Facility has terminated. Following a written demand of the Lenders’ Agent under this Section 3, Grantor shall execute and deliver to the Lenders such instruments and documents, including certificates representing the pledged securities of the Subsidiaries, as the Lenders’ Agent may deem reasonably necessary or advisable to perfect the rights of the Lenders under this Section 3.

4.     REPRESENTATIONS AND WARRANTIES. Grantor hereby represents and warrants to the Secured Parties that:

(a)     Except for the security interest granted to the Secured Parties under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner of, and holds marketable title to, each item of the Collateral in which it purports to grant a security interest hereunder.

(b)     No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of the Secured Parties pursuant to this Security Agreement and except for Permitted Liens.

(c)     This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights; this Security Agreement and the other Loan Documents are the legal, valid and binding obligations of Grantor and are enforceable in accordance with their terms.

(d)     This Security Agreement is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in all right, title and interest of the Grantor in the Collateral, and the Lender’s Agent, for the benefit of the Secured Parties, has (or within ten (10) days following the Closing Date will have) a fully perfected security interest in all right, title and interest in all of the Collateral, subject to no other Liens (other than Permitted Liens).

(e)     All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by Grantor to the Secured Parties hereby in respect of the Collateral have been accomplished, and the security interest granted to the Secured Parties pursuant to this Security Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens), and the Secured Parties and Lender’s Agent are entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC), by filing a financing statement under the UCC as enacted in any relevant jurisdiction.

(f)     Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is located in Delaware for purposes of the UCC; Grantor is duly qualified to do business and in good standing in each state in which it conducts its business.

(g)     Grantor’s chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the addresses set forth on the signature page hereof.

(h)     The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on SCHEDULE B attached hereto.

(i)     The information set forth on SCHEDULES A AND B is true and accurate.

(j)     None of the execution and delivery of this Security Agreement or the other Loan Documents, the consummation of the transactions contemplated hereby and thereby or the performance of the obligations of Grantor hereunder or thereunder will result in, no constitute a breach of, applicable law, the organizational documents of Grantor or any Subsidiary, the provisions of any judgment or order of any governmental body or authority or any agreement to which Grantor or any Subsidiary is a party.

(k)     All action on the part of Grantor and its directors and officers necessary for the authorization, execution, delivery and performance of this Security Agreement (and all other Loan Documents) has been taken; Grantor has full right, power and authority to enter into and perform its obligations under each of the Loan Documents.

(l)     The representations and warranties of Grantor contained in this Security Agreement will survive the execution and delivery of this Security Agreement and the other Loan Documents and the making of the Loans until the Secured Obligations are indefeasibly repaid in full and all other obligations of the Grantor hereunder and under the other Loan Documents have terminated.

5.     COVENANTS. Grantor covenants and agrees with the Secured Parties that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

5.1     Limitation on Liens on Collateral. Grantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens and (b) the Lien granted to the Secured Parties under this Security Agreement. Further, Grantor shall not sell, assign, pledge, dispose of or transfer in any manner any interest in the Collateral to any party other than the Secured Parties and Bank and other than (i) in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of the property of such Grantor in the ordinary course of business, other licenses that would not result in a legal transfer of title of the licensed property but that may be exclusive, or licenses or transfers under such Grantor’s source code escrow arrangements, (iii) sales or disposal of surplus, worn-out or obsolete equipment and (iv) transfers of other assets of any Grantor that do not in the aggregate exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate for all Grantors during any fiscal year of Grantors.

5.2     Taxes and Assessments. Grantor shall pay when due all taxes, assessments and other charges lawfully levied or assessed upon the Collateral, and if such taxes or other assessments remain unpaid after the date fixed for the payment of the same, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in a manner that will not cause any material adverse effect upon the Collateral, or the loss of any right of redemption from any sale thereunder and (ii) Grantor shall have set aside on its books adequate reserves with respect thereto; provided, however, if any lien, other than a Permitted Lien, shall be claimed which might possibly create a valid obligation having priority over the rights granted to the Secured Parties herein, the Secured Parties shall have the right, but not the obligation, with one day’s prior written notice to Grantor, pay such taxes, assessments, charges or claims, and the amount thereof shall be added to the obligations under the Note

5.3     Further Assurances. At any time and from time to time, upon the written request of the Lenders’ Agent, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Lenders’ Agent may reasonably deem necessary or desirable for the Lenders collectively to obtain the full benefits of this Security Agreement, including, without limitation, executing, delivering and causing to be filed any financing or continuation statements (including “in lieu” continuation statements) under the UCC with respect to the security interests granted hereby and obtaining deposit account control agreements in form satisfactory to the Lenders’ Agent with respect to the Deposit Accounts listed on SCHEDULE B. Grantor also hereby authorizes Lenders’ Agent to file any such financing or continuation statement (including “in lieu” continuation statements) without the signature of Grantor. Grantor approves, authorizes and ratifies any filings or recordings made by or on behalf of the Lenders in connection with the perfection of the security interest in favor of the Secured Parties, whether the same is by Lenders’ Agent or by any individual Lender. Grantor shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all reasonable expenses incident to the execution of and acknowledgement of this Security Agreement and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Security Agreement and any agreement supplemental hereto and any instruments of further assurance. Grantor shall, promptly upon request, provide to the Lenders’ Agent all information and evidence he may reasonably request concerning the Collateral to enable the Lenders to administer or enforce the provisions of this Security Agreement.

5.4     Power of Attorney. Grantor hereby irrevocably appoints the Lender’s Agent as its attorney-in-fact, with full power and authority in its place and stead and in its name or in the Secured Parties’ name to do any or all of the following after the occurrence and during the continuance of a Grantor default under any Loan Document: (a) endorse its name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Secured Parties’ possession; (b) receive, endorse and collect all checks and other orders for the payment of money made payable to Grantor representing any dividend or distribution payable in respect of the Collateral; (c) collect any Collateral; and (d) take all actions and do all things necessary to carry out the terms of this Security Agreement, and all related documents. The powers conferred on the Lender’s Agent hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon it to exercise such powers. Neither the Secured Parties nor Lender’s Agent will be liable for any acts or omissions or for any error of judgment or mistake of fact or law relating to the foregoing actions. This power of attorney is coupled with any interest and is irrevocable by Grantor. Notwithstanding the foregoing, this power of attorney may not be exercised until all Senior Debt (as defined in the Subordination Agreement) has been paid in full in cash, and Bank has released its lien on the Collateral.

5.5     Consents. Grantor will promptly upon the written request by Lender’s Agent, and in any event within thirty (30) days after such written request, use its commercially reasonable efforts to obtain a waiver or consent, in a form reasonably satisfactory to Lender’s Agent, from (i) each landlord from whom Grantor now or hereafter may lease real property where any existing or future Collateral is located and (ii) any bailee in possession of Collateral, in each case if such Collateral has an aggregate fair market value of not less than Twenty-Five Thousand Dollars ($25,000.00), indicating that such bailee or landlord holds such Collateral for the benefit of the Secured Parties and shall act upon the instructions of the Lender’s Agent, without the further consent of such Grantor.

5.6     Insurance. Grantor will at all times maintain insurance, at Grantor’s own expense, to the extent required in the Purchase Agreements, if specified, and, in any case, consistent with its prior practices and industry standards. Except to the extent otherwise permitted to be retained by Grantor or applied by Grantor pursuant to the terms of the Loan Documents, Lender’s Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 7 hereof. Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to Grantor.

5.7     Existence. Grantor will maintain its existence and good standing in the State of Delaware and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is required by applicable law. Grantor will not change its legal name or the location of its principal business office without the prior written consent of Lender’s Agent.

6.     EVENTS OF DEFAULT. The following shall constitute Events of Default under this Security Agreement:

(a)     The failure of any representation or warranty made by Grantor to be true and correct; and

(b)     The occurrence of any Event of Default under the Purchase Agreements or the Note evidencing any Lender’s Loan.

7.     RIGHTS AND REMEDIES UPON DEFAULT. Beginning on the date on which any Event of Default shall have occurred and while such Event of Default is continuing, and subject to the rights of Bank under the Senior Credit Facility and the Subordination Agreement:

(a)     At the sole and absolute discretion of the Lenders’ Agent and for the benefit of the Secured Parties, the Lenders’ Agent may exercise in addition to all other rights and remedies granted to it under this Security Agreement all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event the Lenders’ Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person, may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any Secured Party’s offices or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Grantor further agrees, at the Lenders’ Agent’s request, to assemble its Collateral and make it available to the Lenders’ Agent for the benefit of the Secured Parties at places which the Lenders’ Agent shall reasonably select, whether at Grantor’s premises or elsewhere. The Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 6(d), below, with Grantor remaining liable for any deficiency remaining unpaid after such application. Grantor agrees that the Secured Parties need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

(b)     Grantor also agrees to pay all fees, costs and expenses of the Secured Parties, including, without limitation, reasonable attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(c)     Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law or under the Senior Credit Facility) of any kind in connection with this Security Agreement or any Collateral.

(d)     The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be received by the Lenders’ Agent and distributed by Lenders’ Agent to the Secured Parties to be applied to the Secured Obligations in the following order of priorities:

FIRST, to the reasonable costs, fees and expenses incurred by Lenders’ Agent but not yet paid in connection with the sale, disposition or other realization on the Collateral, including all fees, costs, expenses, liabilities in connection therewith, including reasonable attorneys’ fees;

SECOND the extent that any Secured Party has advanced to the Lenders’ Agent any amount in connection with the sale, disposition or other realization on the Collateral, then to each Secured Party in an amount sufficient to pay in full the reasonable costs of such Secured Party actually advanced by such Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by any Secured Party in connection therewith, including, without limitation, reasonable attorneys’ fees;

THIRD, to the Secured Parties in amounts proportional to the Pro Rata share of the then unpaid Secured Obligations of each Secured Party;

FOURTH, upon payment in full of the Secured Obligations, to the holder of any subordinate security interest, judgment lien or other similar encumbrance affecting the Collateral, in accordance with the UCC, otherwise applicable law or as a court of competent jurisdiction may direct; and

FINALLY, thereafter to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

(e)     The costs of enforcing or pursuing any right or remedy hereunder, including without limitation any repossession, sale, possession and management (including, without limitation, reasonable attorneys’ fees), and distribution shall be borne Pro Rata by the Secured Parties to the extent that such costs, fees and expenses are not paid by Grantor and without prejudice to the right of Lenders’ Agent to recover the same from Grantor as provided in this Security Agreement, the Purchase Agreements and the Notes. Each Secured Party shall pay to the Lenders’ Agent promptly upon demand therefor, its Pro Rata share of all such costs.

8.     MISCELLANEOUS.

8.1     Waivers; Amendments. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and the Lenders’ Agent; provided, however that Schedule A shall be deemed automatically amended to add the name of any Subsidiary acquired by Grantor after the date hereof without any executed writing required.

8.2     Termination of this Security Agreement. This Security Agreement shall automatically terminate upon the earlier of the conversion or payment and performance in full of the Secured Obligations.

8.3     Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of the Secured Parties hereunder, inure to the benefit of the Secured Parties and their respective successors and assigns. Grantor shall not be permitted to sell, assign, transfer or otherwise convey its rights or obligations hereunder.

8.4     Counterparts; Facsimile. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Security Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic mail or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

8.5     Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the conflict of laws provisions of the State of New York or of any other state.

8.6     Entire Agreement. This Security Agreement (including its exhibits and together with the other Loan Documents) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof (and thereof) and supersedes any prior written or oral agreement, including, without limitation, the Prior Agreement.

8.7     Severability. Should any provision of this Security Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Security Agreement, which shall continue in full force and effect.’

8.8     Subordination Agreement. This Security Agreement and the Loan Documents (other than the Subordination Agreement) are subject to the Subordination Agreement. In the event of any conflict between the terms and condition of this Security Agreement or any Loan Document (other than the Subordination Agreement), on the one hand, and the Subordination Agreement, on the other hand, the terms and conditions of the Subordination Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESSES OF GRANTOR	DETERMINE, INC.

2121 South El Camino Real, 10th Floor	By:
San Mateo, CA 94403	Name:
Title:
12800 North Meridian Street, Suite 425
Carmel, IN 46032

ACCEPTED AND ACKNOWLEDGED BY:

SECURED PARTIES

LLOYD I. MILLER, III, AS LENDERS’ AGENT AND AS A SECURED PARTY	ALLIANCE SEMICONDUCTOR CORPORATION

By:
Signature	Name:	Alan B. Howe
	Title:	Interim Chief Executive Officer

MILFAM II L.P., a Georgia limited partnership

By: MILFAM LLC
Its: General Partner

By: ____________________________________________
Name: Lloyd I. Miller, III
Title: Manager

LLOYD I. MILLER TRUST A-4

By: MILFAM LLC
Its: Investment Advisor

By: ____________________________________________
Name: Lloyd I. Miller, III
Title: Manager

SCHEDULE A

SUBSIDIARIES

■	Selectica GmbH

■	Selectica Canada, Inc.

■	Selectica Mexico S. de R.L. de C.V. (dormant)

■	Selectica Scandinavia AB (dormant)

■	Wakely Acquisition Corp. (dormant)

■	Selectica Sourcing Inc.

■	Iasta Limited

■	Determine SAS

■	b-pack Software

■	b-pack Services

■	b-pack Inc.

SCHEDULE B

LIST OF DEPOSIT ACCOUNTS1

Institution	Account Name	Account No.

Western Alliance Bank	New AP Disbursements	*5581
	New General Account	*6341
	New ZBA Payroll Account	*9394
Silicon Valley Bank/SVB Relationship Accounts	USD IAS Operating Account	*1286
	USD IRI Account	*9959
	GBP IAS Royal Bank of Scotland Account	*0622
	CAD IAS Bank of Montreal Account	*7134
	EUR IUKLTD Royal Bank of Scotland	IASTAEURC
	GBP IUKLTD Royal Bank of Scotland	*3964